EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (this “Agreement”) dated as of July 29, 2013, is between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Amin J. Khoury (“Executive”).

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement dated as of December 31, 2008, as amended (the “Employment Agreement”); and

WHEREAS, Executive, having provided services to the Company since August 1, 1987, agrees to continue to provide services for an additional period as provided herein, and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to further amend and restate the Employment Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.           Reference to Employment Agreement.                                                                The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.           Arrangement.                                Executive shall provide to the Company, and the Company shall accept from Executive, the services set forth in Section 4.2 below, subject to the terms and conditions set forth in this Agreement.

3.           Term.           Executive shall provide to the Company services hereunder during the term of this Agreement which, unless otherwise terminated pursuant to the provisions of Article 7 hereof, shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”  Pursuant to, and in accordance with, Section 7.7 hereof, the Company is required to engage Executive to render consulting services to the Company after Executive ceases to be employed by the Company.

4.           Capacity, Services and Performance.

4.1           Capacity.  Executive shall serve the Company as its Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer, or in such other Board or executive capacity as the Board may designate from time to time, but only upon agreement with Executive.

4.2           Services.  In the capacity set forth in Section 4.1 above, Executive shall be retained by the Company and shall perform such duties and responsibilities on behalf of the Company as Executive and the Board shall by mutual agreement from time to time determine.

4.3           Performance.  During the Employment Term, Executive shall use his business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that Executive shall be required only to devote so much time as Executive determines is reasonably necessary to discharge his duties as Chairman of the Board and Chief Executive Officer, and, subject to the provisions of Section 6 below, Executive may engage in other business activities during the Employment Term.

5.           Compensation and Benefits.

5.1           Salary.  Effective as of July 1, 2013, and during the Employment Term, Executive shall receive an annual salary (the “Salary”) of one million and three hundred and seventeen thousand and three hundred and eighty-nine dollars ($1,317,389) during each year of the Employment Term.  The Salary shall be subject to adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that at no time shall the Salary be adjusted below the Salary for the preceding year.  Commencing on July 1, 2013, and on July 1st of each year thereafter during the Employment Term, the Salary then in effect shall be increased by an amount not less than the amount determined by applying to the Salary then in effect to the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised - Urban Wage Earners and Clerical Workers - National - All Items (1982-84 = 100) (the “Index”) for the consecutive twelve (12)-month period (July through June) immediately preceding such July 1.  If the Index is no longer issued, the Compensation Committee and Executive shall agree upon a substitute index issued by such agency which most reasonably reflects the criteria utilized in the most recent issue of the Index.  Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, and shall be pro-rated for any period of service less than a full year.

5.2           Bonuses.  Executive may receive bonuses from the Company when, as and if determined from time to time by the Compensation Committee.  Any such bonuses paid to Executive shall be in addition to the Salary then in effect.  The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in respect of which Executive earned such bonus.

5.3           Benefits.  So long as employed, Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, other than retirement plans, as may be from time to time in effect for executives of the Company generally.  In addition, following any termination of employment, Executive and his spouse, for as long as they each may live, shall be entitled to (i) all medical, dental and health benefits available from time to time to the Company’s executive officers and their spouses, respectively, on similar terms and conditions as active employees are receiving on the Termination Date (provided that the level of such benefits is not less than the benefits available to Executive on July 1, 2013, including, without limitation, 100% payment for or reimbursement of medical and dental services or costs incurred by Executive and his Family (i.e., spouse, former spouse, eligible dependents), the cost of which is fully paid by the Company), and (ii) the benefits available under the Company’s executive medical reimbursement plan as of the Termination Date, but in no event less than those in effect as of July 1, 2013.

5.4           Business Expenses.  The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by him during the Employment Term in the performance of his services.

5.5           Automobile.  So long as employed, Executive shall receive either an automobile owned or leased by the Company or a monthly automobile allowance, as determined by the Company, which automobile or allowance shall be at least equivalent to that which the Company was providing to Executive as of July 1, 2013.  The automobile allowance, if applicable, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which the automobile allowance was accrued.

5.6           Equity Incentive Compensation.  So long as employed by the Company, Executive shall be eligible to participate in any applicable equity incentive compensation program of the Company on the terms set forth by the Compensation Committee in its sole discretion, which program may include stock options, restricted stock awards or units (“Equity Awards.  Equity Awards received by Executive during the Employment Term that have not vested or otherwise been accelerated as of the Termination Date shall continue to vest during any period in which the Executive provides consulting services, including but not limited to the Consulting Period.  Notwithstanding the preceding, any Equity Award granted to Executive that is not otherwise accelerated as a result of the termination of Executive’s employment on a specified Termination Date (e.g., termination without Good Reason) will be considered by the Compensation Committee for immediate vesting in connection with any such separation of service with such determination being in the discretion of the Compensation Committee and/or the Board of Directors.

6.           Proprietary Rights and Non-Competition.      Executive acknowledges that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby covenants as follows:

6.1           Confidentiality.  Executive will maintain in confidence and will not disclose or use, either during or after the Employment Term, any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information” hereinafter defined), whether or not in written form, except to the extent required to perform duties on behalf of the Company.  For purposes of this Agreement, “Proprietary Information” shall mean any information, not generally known to the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by Executive in connection with this Agreement.  Such Proprietary Information includes, without limitation, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to Executive’s performance under this Agreement, and any other information which is identified as confidential by the Company, but only so long as the same is not generally known in the relevant trade or industry.

6.2           Inventions.

6.2.1           Definition of Inventions.  For purposes of this Agreement, “Inventions” shall mean any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how.  Inventions shall include, without limitation, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

6.2.2           Disclosure and Assignment of Inventions.  Executive will promptly disclose and describe to the Company all Inventions which he may solely or jointly conceive, develop, or reduce to practice during the Employment Term or the Consulting Period (as defined in Section 7.7) (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work performed by Executive for the Company (the “Company’s Inventions”).  Executive hereby assigns to the Company all of his right, title and interest world-wide in and to the Company’s Inventions and in all intellectual property rights based upon the Company’s Inventions; provided, however, that Executive does not assign or agree to assign any Inventions, whether or not relating in any way to the Company’s business or demonstrably anticipated research and development, which were made by him prior to the date of this Agreement, or which were developed by him independently during the Employment Term and not under the conditions stated in subparagraph (ii) above.

6.3           Documents and Materials.  Upon termination of this Agreement or at any other time upon the Company’s request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to him by the Company (other than personal copies of documents relating to Executive’s employment terms), prepared by him for the Company or otherwise relating to the Company’s business, including, without limitation, all written and tangible material in his possession incorporating any Proprietary Information.

6.4           Competitive Employment.  During the Employment Term, the Consulting Period (as defined in Section 7.7), if applicable, and for a period of two (2) years thereafter (collectively, the “Extended Term”), Executive will not engage in any employment, consulting, or other activity in any business directly competitive with the Company without the Company’s written consent, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 6.4 shall preclude Executive from serving as a director of any other corporation, or a partner or investor in a private equity firm.

6.5           Non-Solicitation.  During the Extended Term, Executive will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

6.6           Acts to Secure Proprietary Rights.

6.6.1           Further Acts.  Executive agrees to perform, during and after the Employment Term and the Consulting Period, if applicable, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company’s Inventions.  Such acts may include, without limitation, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

6.6.2           Appointment of Attorney-In-Fact.  In the event that the Company is unable, for any reason whatsoever, to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any of the Company’s Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by him, intending hereby to create a so-called “durable power” which will survive any subsequent disability.

6.7           No Conflicting Obligations.  Executive’s performance of this Agreement does not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.

6.8           Corporate Opportunities.  Executive agrees that during the Employment Term and the Consulting Period, if applicable, he will first present to the Board, for its acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in equipping or furnishing airplane cabin interiors, which comes to his attention and in which he, or any of his affiliates, might desire to participate.  If the Board rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other natural person, corporation, limited liability company, limited or general partnership, or any other entity (each, a “Person”).

6.9           Specific Performance.  Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance.

7.           Termination and Change of Control.

7.1           Termination Date; Termination or Resignation other than Death, Incapacity or in Connection with a Change of Control or Good Reason.

7.1.1           Termination Date.  The term “Termination Date” shall mean the date on which Executive incurs a Separation from Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

7.1.2           Termination by Executive.  If Executive resigns his employment for any reason other than (i) death pursuant to Section 7.2, (ii) Incapacity pursuant to Section 7.3, or (iii) Good Reason pursuant to Section 7.4.3, then on the Termination Date, Executive shall receive payment of (A) any accrued and unpaid Salary and benefits through the Termination Date, (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, (C) the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 7.6 hereof, determined as of the Expiration Date, (D) the Severance Payment pursuant to Section 7.5 hereof, and (E) the Company shall provide the post-employment benefits pursuant to Section 5.3 hereof.  Following a resignation pursuant to this Section, the Executive agrees to provide the Company with his consulting services during the Consulting Period, as described in Section 7.7, below.

7.1.3           Termination by the Company.  If the Company terminates Executive’s employment hereunder for any reason other than (i) death pursuant to Section 7.2, (ii) Incapacity pursuant to Section 7.3 or (iii) a Change of Control pursuant to Section 7.4.2, then on the Termination Date, the Executive shall receive payment of (A) any accrued and unpaid Salary and benefits through the Termination Date, (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, (C) a lump-sum amount equal to his Salary that he would have received had he remained employed from the Termination Date through the Expiration Date, (D) the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 7.6 hereof, determined as of the Expiration Date, and (E) the Severance Payment pursuant to Section 7.5 hereof, (F) any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date, and (G) the Company shall provide the post-employment benefits pursuant to Section 5.3.

7.2           Death.

7.2.1           Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum payment equal to (i) the Salary that would have been due to Executive had this Agreement been in effect from the date of his death until the Expiration Date and (ii) the entire remaining unpaid balance of the Retirement Compensation as provided in Section 7.6 below, determined as of the Termination Date.

7.2.2           Upon Executive’s death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum benefit in accordance with the Death Benefit Agreement attached hereto as Exhibit A and hereby incorporated by reference.

7.2.3           The Company shall, within thirty (30) days following Executive’s date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (i) any accrued and unpaid Salary and benefits through his date of death, and (ii) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.  Executive’s Family shall continue to be entitled to the post-employment benefits pursuant to Section 5.3 hereof.

7.2.4           Upon Executive’s death, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date.

7.3           Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of the Executive’s incapacity due to a medically determinable physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 7.3.  In such event:

(i)           the Company shall give prompt notice to Executive of any such termination;

(ii)           the Company shall pay to the Executive within thirty (30) days following the Termination Date, a lump-sum amount equal to two (2) times the Salary (at the rate in effect on the Termination Date) that would have been payable from the Termination Date through the Expiration Date;

(iii)           the Company shall pay to Executive the entire remaining unpaid balance of the Retirement Compensation as provided in Section 7.6 and below, determined as of the Termination Date;

(iv)           the Company shall pay to Executive within ten (10) business days after the Termination Date a lump-sum amount equal to (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(v)           the Company shall continue the post-employment benefits as provided in Section 5.3 hereof; and

(vi)           any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

Any dispute between the Compensation Committee and Executive with respect to Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

7.4           Change of Control; Good Reason; Definitions.

7.4.1           Change of Control.  If a “Change of Control” of the Company occurs, the Company will be obligated as provided in this Section 7.4.  For purposes of determining the Company’s obligations under this Section 7.4, the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.”  The payments described in Section 7.4.2 shall be made on the Change of Control Date.

7.4.2           Change of Control.  If a Change of Control occurs during the Employment Term, the Executive’s employment shall be terminated and the Company or its successor shall pay to Executive:

(i)           any accrued and unpaid Salary and benefits through the Termination Date, as such term is defined in Section 7.1.1, above;

(ii)           any earned but unpaid bonuses payable to Executive for any fiscal periods of the Company ending prior to the Termination Date;

(iii)           a lump-sum amount equal to his Salary from the Termination Date through the Expiration Date;

(iv)           the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 7.6 hereof, determined as of the Expiration Date;

(v)           the amount of any Gross-Up Payment payable by the Company to Executive under Section 7.8 hereof in accordance with the payment terms therein; and

(vi)           the Severance Payment pursuant to Section 7.5 hereof;

(vii)           any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and be exercisable immediately upon the earlier of (1) the date immediately preceding the Change of Control Date, and (2) the execution of an agreement, if any, that would constitute a Change of Control (regardless of whether such agreement is consummated), and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date; and

(viii)           the post-employment benefits pursuant to Section 5.3.

(ix)           Subject to timely payment of the foregoing amounts set forth in Section 7.4.2 and the provision of the benefits pursuant to Section 5.3, and the Company’s compliance with the foregoing other terms, the Company shall have the option, upon providing written notice to Executive on or before the Termination Date, to re-hire the Executive for employment with the Company, its purchaser or its successor for a minimum of twelve (12) months and up to twenty four (24) months beyond the Termination Date at the same Salary, bonuses, Equity Awards, benefits and Automobile Allowance (and at the Executive’s same Company location) as in effect as of the Termination Date in exchange for the same services from the Executive as contemplated by Section 4.1 of this Agreement, and on such additional terms as the Company and Executive may agree.

7.4.3           Good Reason.  If Executive resigns his employment at anytime for Good Reason, then the Company or its successor shall pay/provide to Executive:

(i)           any accrued and unpaid Salary and benefits through the Termination Date, as such term is defined in Section 7.1.1, above;

(ii)           any earned but unpaid bonuses payable to Executive for any fiscal periods of the Company ending prior to the Termination Date;

(iii)           a lump-sum amount equal to his Salary from the Termination Date through the Expiration Date;

(iv)           the entire remaining unpaid balance of the Retirement Compensation pursuant to Section 7.6 hereof, determined as of the Expiration Date;

(v)           the amount of any Gross-Up Payment payable by the Company to Executive under Section 7.8 hereof in accordance with the payment terms therein;

(vi)           the Severance Payment pursuant to Section 7.5 hereof;

(vii)           any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date; and

(viii)            the post-employment benefits pursuant to Section 5.3.

The payments described in this Section 7.4.3 shall be made on the Termination Date.

7.4.4           Definitions.

(i)           For purposes of this Agreement, a “Change of Control” means:

(A)           Individuals who, as of January 1, 2013 (the “Effective Date”) constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any Person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such Person were a member of the Incumbent Board;

(B)           a transaction or other event occurs such that any Person or Persons acting as a group acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(C)           a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(D)           a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that no acquisition of ownership of the assets of the Company shall be deemed a Change of Control if the acquiring Person or group is:

(1)	A stockholder of the Company in exchange for or with respect to its stock;

(2)	Any Majority Owned Entity, as defined below, of the Company;

(3)	A Person or group of which the Company is a Majority Owned Entity; or

(4)	A Majority Owned Entity of any Person or group described by (3), above.

(ii)           For the purposes of this Section 7.4.4, Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as the result of the same public offering.  However, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock or assets or similar business transaction with the Company.

(iii)           For the purposes of this Section 7.4.4, a “Majority Owned Entity” of any Person is any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by such Person.

(iv)           A Change of Control shall occur on the effective date of any event specified in Section 7.4.4(i) above.  In connection with any determination of ownership for purposes of Section 7.4.4(i) above, the attribution rules of Section 318(a) of the Code shall apply.

(v)           For purposes of this Agreement, “Good Reason” means:

(A)           Any decrease in Executive’s Salary or a failure by the Company to pay any material compensation due and payable to Executive in connection with his employment;

(B)           Any change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)           Executive ceasing to be the Chief Executive Officer of the Company;

(D)           Requiring Executive to be based at any office or location other than Executive’s principal place of employment; or

(E)           A material breach by the Company of any term of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason within thirty (30) days after receiving such notice.

7.5           Severance Payment. If Executive’s employment with the Company is terminated for any reason, other than due to (i) Executive’s death pursuant to Section 7.2 hereof, or (ii) Executive’s Incapacity pursuant to Section 7.3 hereof, then on the Termination Date, the Company shall pay to Executive a lump-sum amount equal the Salary in effect on the Termination Date, which lump-sum shall not be pro-rated (the “Severance Payment”).  The obligations of the Company pursuant to this Section 7.5 are in addition to any other obligations under Section 7 hereof.

7.6           Retirement Compensation.

7.6.1           Amount of Retirement Compensation. In recognition that Executive founded the Company and will not be eligible for any retirement plan to be offered by the Company to its executives (as provided in Section 5.3 above), Executive shall be entitled to an annual retirement compensation contribution ("Retirement Compensation") equal to the product of 1.5 times the annual Salary then in effect (the "Specified Annual Salary"), with a ratable adjustment should Executive's final period of service be less than a full year.  In addition, the Executive shall be entitled to supplemental contributions equal to the difference between all prior Retirement Compensation payments and the amounts that would have been paid had such payments been made based on the most recent Specified Annual Salary.  The Retirement Compensation as so determined shall be paid to Executive (or in the event of Executive's subsequent death, to such Person as Executive shall have designated in a notice filed with the Company or, if no such Person shall have been designated, to his estate) at the times specified in Section 7.6.2 below, or contributed to the Retirement Trust described in Section 7.6.3 below in accordance with that Section.  The amount of the Retirement Compensation so due and payable shall not be present-valued or otherwise reduced by use of any other discount or discounting method.

7.6.2           Payment of Retirement Compensation.

(i)           Within five business days after the date on which the BE Aerospace, Inc. Executive Compensation Trust II dated April 21, 1999, as amended, is terminated (the “Distribution Date”), the Company will distribute the amount of Retirement Compensation that would have been payable to Executive under Section 7.6.1 as of the Distribution Date, based on his years of service through the Distribution Date and his then Specified Annual Salary.

(ii)           Within five (5) business days after Executive’s actual Termination Date, the Company shall pay to Executive an amount equal to (x) the Retirement Compensation payable to Executive as determined in Section 7.6.1 hereof less (y) the sum of (1) the amount of Retirement Compensation previously distributed to Executive pursuant to Section 7.6.2(i) hereof, and (2) the amounts previously distributed pursuant to Section 7.6.3(i) or 7.6.3(ii).

7.6.3           Retirement Trust.

(i)           Within ninety (90) days after the Distribution Date, the Company shall establish a trust for the duration of the Employment Term, and, commencing on such date and on a quarterly basis thereafter, each a “Contribution Date” the Company shall contribute to the trust (the “Retirement Trust”) for the benefit of Executive an amount equal to (a) the Retirement Compensation that would be payable to Executive under Section 7.6.2(ii) if the Contribution Date was his Termination Date minus (b) the total of all contributions made to the Retirement Trust by the Company as of such Contribution Date.  The Retirement Trust to which the Company shall make these contributions shall be irrevocable.  The Retirement Trust shall provide that Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 7.6.3(i), an amount up to but not to exceed the amount of that contribution.  If and to the extent that Executive fails to exercise this withdrawal right within the thirty (30)-day period, such withdrawal right shall lapse.  The Retirement Trust also shall contain such other provisions as the Company and Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with Executive as the grantor.  The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the Retirement Compensation payable pursuant to this Section 7.6, shall be paid to Executive, and that the Retirement Trust shall be exempt from the claims of the Company’s creditors.

(ii)           The Executive shall be responsible for all applicable Federal, State and local income and employment taxes due with respect to each contribution made by the Company under Section 7.6.3(i).  As of the last day of each calendar quarter ending on or after the Distribution Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount by which (x) the Assumed Taxes that the Company reasonably estimates will be assessed upon Executive for the calendar year for which the distribution is being made as a result of his beneficial interest in the Retirement Trust, exceeds (y) the amount withdrawn by Executive in such calendar year pursuant to Section 7.6.3(i).  For this purpose, the term “Assumed Taxes” shall mean the Federal, State and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest Federal and applicable State and local income and employment taxes.

7.7           Consulting Arrangement.  In the event that Executive’s employment terminates for any reason (including, without limitation, Executive’s voluntary resignation) other than death pursuant to Section 7.2 or Incapacity pursuant to Section 7.3, then the Company shall retain Executive to perform consulting services for a period of five (5) years following the Termination Date (the “Consulting Period”), for the compensation and with the duties as described in the “Terms of the Consulting Arrangement” document, attached hereto as Exhibit B, and hereby incorporated by reference.  In addition to the compensation, benefits and perquisites described in the Terms of the Consulting Arrangement document, during the Consulting Period the Company shall provide Executive with the benefits described in Section 5.3.

7.8           Certain Additional Payments by the Company.

7.8.1           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise  and including without limitation any additional payments required under this Section 7.8) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to Executive (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income and employment taxes.  The Gross-Up Payment shall be paid to the Executive no later than the end of the taxable year next following the taxable year in which the Executive remits the taxes related to the Gross-Up Payment.

7.8.2           Subject to the provisions of Section 7.8.3, all determinations required to be made under this Section 7.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 7.8, shall be paid by the Company to Executive promptly following the receipt of the Accounting Firm’s determination but in no event later than the end of the taxable year next following the taxable year in which the Accounting Firm’s determination is received.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 7.8 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but in no event later than the end of the taxable year next following the taxable year in which the Executive remits the taxes.  The previous sentence shall apply mutatis mutandis to any overpayment of the Gross-Up Payment.

7.8.3           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)           cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 7.8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

7.8.4           If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7.8.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 7.8.3 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7.8.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8.           Witholding.                      Without limiting the effect of Sections 7.8 and 12, all payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

9.           Indemnification.                                To the maximum extent permitted under Delaware law as from time to time in effect, and subject to any mandatory exclusion of indemnification under Delaware law applicable to the indemnification of Executive under this Section 9, the Company hereby agrees to indemnify Executive and hold him harmless from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities arising from or related to the performance of the services under this Agreement by  Executive.

10.           Legal Fees.                      In the event of a dispute between the parties with respect to any payments due hereunder in connection with a termination “for” or “without” Good Reason, for Incapacity or a Change of Control, the Company will pay the costs of all legal fees and related dispute costs and expenses of Executive incurred in connection with such dispute.  Such costs and expenses shall be provided to Executive in a timely manner, such as on a monthly basis.

11.           Unfunded Status.          This Agreement is intended to constitute an unfunded plan for incentive compensation.  Except with respect to the Retirement Compensation, nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

12.           Section 409A.

12.1           If any amounts that become due under Section 7 (other than Section 7.8) of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.  For the avoidance of doubt, the parties agree and acknowledge that the Retirement Compensation is not “nonqualified deferred compensation” within the meaning of Section 409A.

12.2           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section 12.2 that otherwise would be immediately payable to  Executive.  The provisions of this Section 12.2 shall only apply if required to comply with Section 409A of the Code.

12.3           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

12.4           It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by the Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.

12.5           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company or its subsidiary or affiliate covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

12.6           The provisions of Section 7.8 of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under Section 409A of the Code so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

13.           Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that  Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

14.           Mutual Waiver.  The Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date substantially in the form attached hereto as Exhibit C, and hereby incorporated by reference (the “Mutual Waiver”).

15.           Severability.                      If any part of this Agreement is found to be invalid or unenforceable, that part will be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement will remain in full force and effect.

16.           Notices.                      Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below (or to such other Person or address as to which either party may notify the other in accordance with this Section 15) and actually delivered at said address:

If to Executive, to him at:

Amin J. Khoury
149 South Beach Road
Hobe Sound, FL  33455

If to the Company, to it at:

B/E Aerospace, Inc.
1400 Corporate Center Drive
Wellington, FL  33414
Attention:  General Counsel

17.           Survival.                      The provisions of Sections 5.3, 5.6 and 6 through 18 inclusive hereof shall each survive any termination or expiration of this Agreement in accordance with the applicable statute of limitation period(s).

18.           Miscellaneous.           This Agreement, including the attached exhibits, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all such prior and contemporaneous understandings and agreements, whether oral or written, regarding such subject matter.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.  This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.  Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws (other than the conflicts of law rules) of the State of Florida.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto execute this Amended and Restated Employment Agreement as of the date first above written.

EXECUTIVE	B/E AEROSPACE, INC.

/s/ Amin J. Khoury	By:	/s/ Thomas P. McCaffrey
Amin J. Khoury	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

	By:	/s/ Werner Lieberherr
	Name:	Werner Lieberherr
	Title:	President and Chief Operating Officer

Exhibit A

AMENDED AND RESTATED
DEATH BENEFIT AGREEMENT

This Amended and Restated Death Benefit Agreement (the “Agreement”) is entered into this 30th day of November, 2012, by and between B/E AEROSPACE, INC., a Delaware corporation, hereinafter called the “Company,” and AMIN J. KHOURY, hereinafter called the “Executive.”

WHEREAS, the Executive has been employed by the Corporation for many years and has rendered valuable services which have contributed to the growth and prosperity of the Corporation;

WHEREAS, the Executive is party to a death benefit agreement (the "Original Agreement") dated on or about March, 2006 pursuant to which the Corporation shall provide the AJK Dynasty Trust dated March 17, 2003, the Executive's beneficiary (the "Beneficiary"), with the payment of a death benefit;

WHEREAS, the Original Agreement was amended pursuant to the employment agreement dated December 31, 2008 between the Corporation and the Executive;

WHEREAS, the Corporation and the Executive wish to amend and restate the Original Agreement to increase the death benefit payable to the Beneficiary to $10,000,000 (ten million dollars).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.           DEATH BENEFIT.

A.
Upon the Executive’s death at any time, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the Beneficiary a payment of $10,000,000 (ten million dollars) (the “Death Benefit”).  The Death Benefit shall be paid in a cash lump sum within thirty (30) days following the Executive’s death.

B.	The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, within two (2) years after the execution of this Agreement.

2.	CONDITIONS.

In order to fund its cash payment obligation under this Agreement, the Corporation may elect, in its absolute discretion, to purchase a life insurance policy.  The Executive agrees that in the event the Corporation elects to do so, then the Corporation may insure the life of the Executive and the Executive agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such insurance.  The Executive further agrees that if the Corporation elects to purchase such a life insurance policy, then the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of that policy.

3.	ESTABLISHMENT OF TRUST.

The Corporation may establish a Death Benefit Only Trust (the “Trust”).  If established, all benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation.  The Trust, if established, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33 except an independent individual third party may be designated as trustee.  The assets of the Trust are subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein.  Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

4.	EMPLOYMENT RIGHTS.

This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

5.           EXECUTIVE RIGHT TO ASSETS.

A.
The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation. The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

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B.
The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement. Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation. Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

C.
The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

6.	INDEPENDENCE OF BENEFITS.

The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive.  This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive.  Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

7.           ASSIGNABILITY.

Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

8.           AMENDMENT.

This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive.  The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive.  The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1400 Corporate Center Way, Wellington, Florida 33414. If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

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9.           LAW GOVERNING.

This Agreement shall be governed by the laws of the State of Florida.  This Agreement is solely between the Corporation and the Executive.  Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement.  However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION	B/E AEROSPACE, INC.
a Delaware Corporation
ATTEST:
By:
By: ______________________	Name:
Name: Ryan M. Patch	Title:
Title: Secretary

EXECUTIVE:
AMIN J. KHOURY

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Exhibit B

Terms of the Consulting Arrangement1

1.           Purpose.      As the founder of the Company, the Executive has knowledge, experience and skills that are unique and essential to the Company.  The Company acknowledges that following the executive’s termination of employment, it is in the best interest of the Company and its shareholders to retain the Executive as a consultant and advisor.

2.           Term.           The term of the Executive’s consulting services will commence on the Termination Date and terminate on the fifth (5th) anniversary of the Termination Date (the “Consulting Period”).

3.           Consulting Services.

(a)           Services.2                      The Executive’s services hereunder during the Consulting Period shall consist of strategic planning, financial planning, merger and acquisition advice and consultation to the Company, as well as providing periodic advice and consultation regarding key staffing and recruitment issues and such other services mutually agreed to by the Executive and the Company (the “Consulting Services”).  At all times the Consulting Services shall be non-exclusive and the Executive shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided, however, that in no event will the Consulting Services provided during each year of the Consulting Period cause the Executive’s termination to cease to be a Separation of Service for purposes of Section 409A of the Code.

(b)           Service Standards.       The Executive shall perform the Consulting Services in a commercially reasonable manner.  In no event shall the Executive have any liability to the Company arising out of or related to the Executive’s performance of the Consulting Services except to the extent it arises directly by reason of the Executive’s gross negligence or willful misconduct in performing such Consulting Services.

(c)           Expenses.                      During the Consulting Period the Company shall:

(i)         provide the Executive with an office at its Wellington, Florida facility or such other location otherwise reasonably agreed by the Company and the Executive;

(ii)         provide the Executive with a full-time assistant;

(iii)         provide the Executive with travel in accordance with the Company’s policy regarding Authorization and Limitation on Officer Travel as in effect on the Termination Date;

1	Defined terms have the meanings ascribed thereto in the Agreement.

2	Consulting Services to be confirmed upon the Termination Date.

(iv)         provide Executive with an automobile or automobile allowance in accordance with Section 5.5 of the Agreement; and

(v)         pay or reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of the Consulting Services in accordance with past practices; provided, however, that (i) in no event shall reimbursement occur after December 31st of the year following the year in which expenses are incurred and (ii) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

4.           Nature of the Relationship.

(a)           Independent Contractor.        The Executive shall perform the Consulting Services in the capacity of an “independent contractor,” being solely responsible for his actions or inactions.  Nothing in this Exhibit or the Agreement shall be construed to create an employment relationship between the parties.  With respect to the Consulting Services, the Executive will not be an employee of the Company for any purpose, including, without limitation:  (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive compensation or other employee programs or policies.

(b)           Code of Conduct.                     During the Consulting Period, the Executive shall comply with the Company’s Code of Conduct and its Delegation of Authority or any successor policies, each as in effect from time to time (as if the Executive were a non-management employee with respect to the Delegation of Authority Policy).

(c)           Payment of Taxes.                    The Executive shall be responsible for, and shall maintain adequate records of, expenses that the Executive incurs in the course of performing the Consultant Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Executive’s performance of the Consulting Services.  Neither federal, state nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to the Executive during the Consulting Period.  The Executive is responsible for withholding and paying all employment taxes and income withholding taxes as required.

(d)           Indemnification.                        To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to indemnify and hold the Executive harmless from any loss or liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by the Executive as a result of the Executive being made a party to any action or proceedings by reason of the Executive’s provision of the Consulting Services.

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5.           Consulting Fees.                                During the Consulting Period, the Executive shall receive a consulting fee of 15% of his Salary in effect immediately prior to the Termination Date per calendar year (the “Fees”), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

6.           Effect of Death or Incapacity.         In the event of the Executive’s death or Incapacity the Executive shall no longer be required to perform the Consulting Services and the Executive or his estate or beneficiaries, as applicable, shall be entitled to a lump-sum payment equal to the amount of Fees payable to the Executive for the remainder of the Consulting Period.  The lump-sum payment shall be made within ten (10) business days following the effective date of the Executive’s termination.

7.           Termination of Consulting Period.   The Consulting Period may not be terminated and the terms and conditions of the consulting relationship may not be amended or modified, without the prior written consent of both the Company and the Executive.

8.           Documents and Materials.              Upon termination of the Consulting Period or at any other time upon the Company’s request, the Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to the Executive by the Company, prepared by the Executive for the Company or otherwise relating to the Company's business, including, without limitation, all written and tangible material in the Executive’s possession incorporating any Proprietary Information.

9.           Proprietary Rights and Non Competition.      The provisions of Section 6 of the Agreement shall apply during the Consulting Period.  All references to Employment Term in Section 6 shall also be deemed to refer to the Consulting Period.

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Exhibit C

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Amin J. Khoury (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of ______, 2013, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.     It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in Section 6 of the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

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(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.    The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

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7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

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(b)           Prevailing Party.                                In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

By:
Amin J. Khoury		PRINT NAME:
TITLE:
STATE OF FLORIDA	)
) ss.
COUNTY OF ___________	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Amin J. Khoury, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires:

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